Exhibit 99.1

Polymer Group, Inc. Announces Preferred Stock Redemption Rate

NORTH CHARLESTON, S.C., Sept 14, 2005 — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today the redemption rate that will apply to holders of the company’s 16% Series A Convertible Pay-in- Kind Preferred Stock (the “PIK Preferred Stock”) who have not converted their PIK Preferred Stock into Class A Common Stock.

The company previously announced that it will redeem all outstanding shares of the PIK Preferred Stock on September 15, 2005, payable in shares of Class A Common Stock. Holders of PIK Preferred Stock will receive 37.26397 shares of the company’s Class A Common Stock for each share of the PIK Preferred Stock (the “Redemption Rate”) redeemed by the company. Any holder entitled to receive a fractional share of Class A Common Stock will receive a whole share of Class A Common Stock in lieu thereof.

The Redemption Rate was determined by dividing the redemption price of $1,033.33 per share of PIK Preferred Stock ($1,000 stated value plus accrued and unpaid dividends) by the average closing sale price of the Class A Common Stock for the five trading days from September 6, 2005 through September 12, 2005 of $27.73.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: uncertainty regarding the effect or outcome of the company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers;

and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman
Vice President - Strategic Planning & Communication
(843) 329-5151
normand@pginw.com

SOURCE Polymer Group, Inc.